INVESTMENT MANAGEMENT AGREEMENT

DoubleLine Strategic Commodity Ltd.

This Investment Management Agreement is executed as of May 14, 2015 by and between DOUBLELINE STRATEGIC COMMODITY LTD. (the “Company”), a Cayman Islands exempted company and a wholly-owned subsidiary of DoubleLine Strategic Commodity Fund (the “Strategic Commodity Fund”), a series of DoubleLine Funds Trust, a Delaware statutory trust (the “Trust”), and DOUBLELINE COMMODITY LP, a Delaware limited partnership (the “Manager”). The purpose of DoubleLine Strategic Commodity Ltd. is to facilitate the implementation of the Strategic Commodity Fund’s investment strategies.

In consideration of the mutual covenants herein contained, it is agreed as follows:

1.	SERVICES TO BE RENDERED BY THE MANAGER TO THE COMPANY.

(a)        Subject always to the control of the Directors of the Company (the “Directors”) and to such policies as the Directors may determine, the Manager will, at its expense, (i) furnish continuously an investment program for the Company and will make investment decisions on behalf of the Company, including, without limitation, what investments will be purchased, held, sold, or exchanged by the Company and what portion of the assets of the Company will be held uninvested, and will, on behalf of the Company, make changes in such investments, and will place all orders for the purchase and sale of portfolio securities and other investments of the Company and (ii) arrange for necessary office space and equipment, certain bookkeeping and clerical services (excluding, among other things, administrative, transfer agency, accounting and other services that may be provided by agents retained and paid by the Company in accordance with Section 1(d) of this Agreement) and the payment of all salaries, fees, and expenses of officers and Directors who are employees of the Manager or a non-investment company entity controlling, controlled by, or under common control with the Manager. In the performance of its duties, the Manager will comply with the provisions of the Memorandum and Articles of Association, as amended from time to time, and the Company’s investment objective, policies, and restrictions.

The Manager shall be authorized, on behalf of the Company, to vote any proxies or elect to participate in any corporate action relating to assets owned by the Company from time to time.

(b)        In the selection of brokers or dealers or other execution agents and the placing of orders for the purchase and sale of portfolio investments for the Company, the Manager shall seek to obtain for the Company the best execution available. In using its best efforts to obtain for the Company the best execution available, the Manager, bearing in mind the Company’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, breadth of the market in the security; price; the size of the transaction; the nature of the market for the security; the amount of the commission; the timing of the transaction taking into account market prices and trends; the reputation, experience, execution capability, and financial stability of the broker or dealer involved; and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Directors may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Company to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager’s overall responsibilities with respect to the Company and to other clients of the Manager as to which the Manager exercises investment discretion. The Company hereby agrees with the Manager that any entity or person associated with the Manager which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Company which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”).

(c)        In order to enable the Manager to exercise fully its discretion in managing the Company’s assets, the Company hereby constitutes and appoints the Manager as the Company’s agent and attorney-in-fact with full power and authority for the Company, and on behalf of the Company, as applicable, to open, maintain and close, in the name of the Company, securities or other investment accounts with any brokerage firm designated by the Manager in its discretion and to buy, sell and otherwise transact in assets, commodities, securities and derivative products (including, without limitation, futures, options, swaps, and spot and forward currency transactions, and agreements or arrangements relating to or securing such transactions) and other financial contracts and other arrangements or any other investments for purposes of managing the Company’s investment operations; and that the Manager, as the Company’s agent and attorney-in-fact, has the power and authority to do and perform every act necessary or appropriate to be done in the exercise of the foregoing powers as fully as the Company might or could do on its own behalf.

(d)        The Company assumes and shall pay or cause to be paid all of its expenses and all expenses of the Company, including, without limitation and where applicable: (a) all costs and expenses incident to the offering of securities of the Company and any filings required under applicable laws, including any fees payable in connection therewith; (b) the charges and expenses of any custodian(s) appointed by the Company for the safekeeping of the cash, portfolio securities, other investments and other property of the Company; (c) the charges and expenses of independent accountants; (d) the charges and expenses of any stock transfer and dividend disbursing agent or agents and registrar or registrars appointed by the Company; (e) the charges and expenses of any administrator appointed by the Company to provide administrative services to the Company; (f) the charges and expenses of any accounting agent appointed by the Company to provide accounting services to the Company; (g) the charges and expenses of any shareholder servicing agent; (h) brokerage or other trading commissions, dealer spreads, and other costs incurred in connection with proposed or consummated portfolio securities or other investment transactions; (i) all taxes, including securities issuance and transfer taxes, and corporate fees payable by the Company to federal, state, local, or other governmental agencies; (j) the cost and expense of printing and issuing certificates, if any, representing securities of the Company; (k) all expenses of shareholders’ and Directors’ meetings, and of preparing, printing, and mailing proxy statements and reports, if any, to shareholders; (l) fees and expenses of Directors of the Company who are not officers or employees of the Manager or a non-investment company entity controlling, controlled by, or under common control with the Manager; (m)

charges and expenses of legal counsel (or any other consultant or adviser) to the Company, to Directors of the Company who are not officers or employees of the Manager or a non-investment company entity controlling, controlled by, or under common control with the Manager, or to the Independent Trustees (as defined below) of the Trust; (m) trade association dues; (o) interest payable on Company borrowings; (p) any shareholder relations expense; (q) premiums for any fidelity bond and any errors and omissions insurance maintained by the Company; (r) the costs and expenses incurred by the Company in complying with any applicable law; and (s) any other ordinary or extraordinary expenses incurred by the Company in the course of its business. The Manager shall not be obligated to pay any expenses of or for the Company not expressly assumed by the Manager pursuant to this Section 1 other than as provided in Section 3.

2.	OTHER AGREEMENTS, ETC.

It is understood that any shareholder, Director, officer, or employee of the Company may be a shareholder, partner, director, officer, or employee of, or be otherwise interested in, the Manager, and in any person controlling, controlled by or under common control with the Manager, and that the Manager and any person controlling, controlled by or under common control with the Manager may have an interest in the Company. It is also understood that the Manager and persons controlling, controlled by or under common control with the Manager have and may have advisory, management service, distribution, or other contracts with other organizations and persons, and may have other interests and businesses.

Nothing contained in this Agreement shall prevent the Manager or any affiliated person of the Manager from acting as investment adviser or manager for any other person, firm, corporation (including any other investment company), or other entity, whether or not the investment objectives or policies of any such other person, firm, corporation, or other entity are similar to those of the Company, or in any way bind or restrict the Manager or any such affiliated person from buying, selling, or trading any securities, commodities, or other investments for their own accounts or for the accounts of others for whom the Manager or any such affiliated person may be acting.

While information and recommendations supplied to the Company shall, in the Manager’s judgment, be appropriate under the circumstances and in light of the investment objective(s) and policies of the Company, such information and recommendations may be different from the information and recommendations supplied by the Manager or its affiliates to other investment companies, funds, and advisory accounts. The Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Manager to any other investment company, fund, or advisory account.

Nothing contained in this Agreement shall amend, modify or otherwise affect the terms of the Investment Advisory and Management Agreement between DoubleLine Funds Trust, with respect to the other series of DoubleLine Funds Trust, and DoubleLine Capital LP. It is understood that DoubleLine Capital LP and DoubleLine Commodity LP are not liable for the actions of the other.

3.	COMPENSATION TO BE PAID BY THE COMPANY TO THE MANAGER.

The Company will pay to the Manager as compensation for the Manager’s services rendered, for the facilities furnished, and for the expenses borne by the Manager pursuant to this Agreement, a fee, computed and paid monthly, at the annual rate specified in Schedule A hereto, of the average daily net assets of the Company. The average daily net assets of the Company for any month shall be determined by taking an average of all of the determinations of the Company’s net assets during such month at the close of business on each business day during such month while this Agreement is in effect. Such fee shall be payable as soon as practicable after the end of such month.

In the event that the Manager has agreed to a fee waiver or an expense limitation or reimbursement arrangement with respect to the Company, subject to such terms and conditions as the Manager and the Company may set forth in such agreement, the compensation due the Manager hereunder shall be reduced, and, if necessary, the Manager shall bear expenses with respect to the Company, to the extent required by such fee waiver or expense limitation or reimbursement arrangement.

If the Manager shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

4.	ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF THIS AGREEMENT.

This Agreement will terminate automatically, without the payment of any penalty, in the event of its assignment, provided that no delegation of responsibilities by the Manager pursuant to Section 1(e) will be deemed to constitute an assignment. No provision of this Agreement may be changed, waived, discharged or terminated orally except by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought.

5.	EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT.

This Agreement is effective upon its execution and will remain in full force and effect as to the Company continuously thereafter (unless terminated automatically with respect to the Company as set forth in Section 4 or terminated with respect to the Company in accordance with the following paragraph). This Agreement shall continue in effect from year to year after an initial two-year period beginning on the date of the execution of this Agreement so long as its continuance is approved at least annually by (i) the Trustees of the Strategic Commodity Fund, or the shareholders by the affirmative vote of a majority of the outstanding shares of the Company, and (ii) a majority of the Independent Trustees of the Strategic Commodity Fund, by vote cast in person at a meeting called for the purpose of voting on such approval.

This Agreement may be terminated with respect to the Company at any time by the Directors of the Company, the Board of Trustees of the Strategic Commodity Fund, or by vote of a majority of the outstanding voting securities of the Company on not more than 60 days’ written notice to the Manager. The Manager may at any time terminate this Agreement with respect to the Company by not less than 60 days’ written notice to the Company. A notice of termination shall be delivered or mailed by registered mail, postage prepaid, to the other party at the address indicated below:

If to the Company:

DoubleLine Strategic Commodity Ltd.

333 South Grand Avenue, Suite 1800

Los Angeles, California 90071

Attn: Board of Directors

If to the Manager:

DoubleLine Commodity LP

333 South Grand Avenue, Suite 1800

Los Angeles, California 90071

Attn: President

Termination of this Agreement pursuant to this Section 5 shall be without the payment of any penalty.

6.	CERTAIN DEFINITIONS.

For the purposes of this Agreement, the “affirmative vote of a majority of the outstanding shares” of the Company means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Company present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Company entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Company entitled to vote at such meeting, whichever is less.

For the purposes of this Agreement, the terms “affiliated person,” “control,” “interested person,” and “assignment” have their respective meanings defined in the 1940 Act, subject, however, to any applicable exemption, guidance, or interpretation of the SEC or its staff; the term “approve at least annually” will be construed in a manner consistent with the 1940 Act and any applicable exemption, guidance, or interpretation of the SEC or its staff; and the term “brokerage and research services” has the meaning given in the 1934 Act and the rules and regulations under the 1934 Act and under any applicable exemption, guidance, or interpretation of the SEC or its staff.

7.	NONLIABILITY AND INDEMNIFICATION OF MANAGER.

Notwithstanding any other provisions of this Agreement, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager, including its officers, directors, and partners, shall not be subject to any liability to the Company, or to any shareholder, officer, Director, or partner thereof, for any act or omission in the course of, or connected with, rendering services hereunder.

The Manager shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by the Manager in connection with any claim, action, suit or proceeding in which the Manager becomes involved as a party or otherwise by virtue of the Manager serving as investment adviser to the Company hereunder and against amounts paid or incurred by the Manager in the settlement thereof, provided that any such settlement has been approved by the Board of Trustees of the Strategic Commodity Fund (including a majority of the Independent Trustees), such approval not to be unreasonably withheld. The words “claim,” “action,” “suit,” and “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or other, including appeals), actual or threatened against the Manager while in office as investment adviser or thereafter other than those proceedings that Manager may be or may become subject to as a result of conducting its ordinary business as an investment adviser (e.g., inspections and investigations of the SEC), and the words “liability” and “expenses” shall include, without limitation, attorneys’ fees, costs, judgments, amounts paid in settlement, fines, penalties and other liabilities.

No indemnification shall be provided hereunder to Manager if Manager (i) has been adjudicated by a court or body before which the proceeding was brought (A) to have engaged in willful misfeasance, bad faith, negligence or reckless disregard or breach of the duties involved in the conduct of its office or (B) not to have acted in good faith in the reasonable belief that the Manager’s action was in the best interest of the Company in question; or (ii) in the event of a settlement, unless there has been a determination that the Manager did not engage in willful misfeasance, bad faith, negligence or reckless disregard or breach of the duties involved in the conduct of the Manager’s office, (A) by the court or other body approving the settlement; (B) by at least a majority of the Independent Trustees of the Strategic Commodity Fund who are not parties to the matter based upon a review of readily available facts (as opposed to a full trial-type inquiry); or (C) by written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry).

Expenses may be paid from time to time by the Company in advance of the final disposition of any such action, suit, or proceeding only upon receipt of an undertaking by or on behalf of Manager to repay amounts so paid to the Company if it is ultimately determined that indemnification of such expenses is not authorized under this Section; provided, that (a) Manager shall provide security for its undertaking, (b) the Company shall be insured against losses arising by reason of Manager’s failure to fulfill its undertaking, or (c) a majority of the Independent Trustees of the Strategic Commodity Fund (provided that a majority of such Trustees then in office act on the matter), or independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (but not a full trial-type inquiry), that there is reason to believe Manager ultimately will be entitled to indemnification.

8.	USE OF NAMES AND LOGOS.

It is expressly understood that the names “DoubleLine” and “DoubleLine Commodity” or any derivation thereof, or any logo associated with those names, are the valuable property of the Manager and its affiliates, and in certain cases are protected under applicable trademark law. The Company shall have the limited right to use such names (or derivations thereof or associated logos) only so long as the Manager shall consent and this Agreement shall remain in effect. Upon reasonable notice from the Manager to the Company or upon termination of this

Agreement, the Company shall forthwith cease to use such names (or derivations thereof or associated logos) and shall promptly amend its organizational documents to change its name accordingly. The covenants on the part of the Company in this Section 8 shall be binding upon it, its Directors, officers, stockholders, creditors and all other persons claiming under or through it, and shall survive the termination of this Agreement.

9.	BOOKS AND RECORDS.

In respect of the requirements of Rule 31a-3 under the 1940 Act that would apply to the Company if it were registered under the 1940 Act, the Manager agrees that all records that it maintains for the Company are the property of the Company and further agrees to surrender promptly to the Company any such records upon the Company’s request. The Manager further agrees to preserve for the periods prescribed pursuant to Rule 31a-2 under the 1940 Act the records that would be required to be maintained by Rule 31a-1 under the 1940 Act if the Company were registered under the 1940 Act. Upon termination of this Agreement, the Manager shall promptly, upon demand, return to the Company all such records, except that the Manager may retain copies for its records as may be required by applicable law and regulation and by its internal compliance obligations, subject to any confidentiality requirements.

10.	NOTICES.

Any notice under this Agreement shall be given in writing, addressed and delivered to the party to this Agreement entitled to receive such notice at the address indicated in Section 5 or such other address as such party may designate in writing.

11.	COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

12.	GOVERNING LAW.

This Agreement shall be construed in accordance with the laws of the State of Delaware other than the conflict of laws principles of the laws of the State of Delaware.

[Remainder of page intentionally blank. Signature page follows.]

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH POOLS WHOSE PARTICIPANTS ARE LIMITED TO QUALIFIED ELIGIBLE PERSONS, AN OFFERING MEMORANDUM FOR THIS POOL IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A POOL OR UPON THE ADEQUACY OR ACCURACY OF AN OFFERING MEMORANDUM. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS OFFERING OR ANY OFFERING MEMORANDUM FOR THIS POOL.

IN WITNESS WHEREOF, DOUBLELINE STRATEGIC COMMODITY LTD. and DOUBLELINE COMMODITY LP have each caused this instrument to be signed in its behalf by its duly authorized representative, all as of the day and year first above written.

DOUBLELINE STRATEGIC COMMODITY LTD.

By:	/s/ Christopher LeBeau
Name: Christopher LeBeau
Title: Director

DOUBLELINE COMMODITY LP

By:	/s/ Earl A. Lariscy
Name: Earl A. Lariscy
Title: Member

SCHEDULE A

Annual Fee Rate (expressed as a Company percentage of net assets)
DoubleLine Strategic Commodity Ltd.	0.90%*

* During the period when DoubleLine Strategic Commodity Ltd. is a wholly-owned subsidiary of DoubleLine Strategic Commodity Fund, a series of DoubleLine Funds Trust, the annual fee rate shall be 0.00%.

DOUBLELINE STRATEGIC COMMODITY LTD.

By:	/s/ Christopher LeBeau
NAME: Christopher LeBeau
TITLE: Director

DOUBLELINE COMMODITY LP

By:	RHE Group LLC, its general partner

By:	/s/ Earl A. Lariscy
NAME: Earl A. Lariscy
TITLE: Member